As filed with the Securities and Exchange Commission on October 21, 2008

Post-Effective Amendment No. 1 to Form S-3 Registration No. 333-143196

Post-Effective Amendment No. 4 to Form SB-2 Registration No. 333-126887

Post-Effective Amendment No. 2 to Form SB-2 Registration No. 333- 138729

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lev Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	88-0211496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

675 Third Avenue, Suite 2200

New York, New York 10017

(212) 682-3096

(Address Of Principal Executive Offices)

J. Peter Wolf, Esq.

Vice President, General Counsel and Secretary

ViroPharma Incorporated

397 Eagleview Boulevard

Exton, PA 19341

(610) 458-7300

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  ☐

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to the registration statements on Form S-3 (File No. 333-143196) and Form SB-2 (File Nos. 333-126887 and 333-138729) (collectively, the “Registration Statement”) is being filed by Lev Pharmaceuticals, Inc. (the “Company”) to deregister all of the shares of the Company common stock that have not been sold through the Registration Statements as of the effective date of this Post-Effective Amendment.

Pursuant to an Agreement and Plan of Merger, dated July 15, 2008 (the “Agreement”), among the Company, ViroPharma Incorporated, a Delaware corporation (“ViroPharma”), and HAE Acquisition Corp. (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a subsidiary of ViroPharma. Pursuant to the terms of the Agreement, each share of Common Stock issued and outstanding immediately prior to the effective time of the merger (other than any shares of Common Stock owned by the Company or ViroPharma or their wholly owned subsidiaries or as to which statutory appraisal rights were perfected) was converted into the right to receive (i) 0.042146 shares of ViroPharma common stock, par value $.002 per share, with cash in lieu of any fractional shares, (ii) $2.25 in cash, without interest, and (iii) a non-transferable contingent value right (“CVR”) that provides for contingent consideration of up to $1.00 per share.

As a result of the merger, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on this 21st day of October, 2008.

Lev Pharmaceuticals, Inc.

By:	/s/ Vincent J. Milano
Name: Vincent J. Milano Title: President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent J. Milano Vincent J. Milano	President, Director (Principal Executive Officer)	October 21, 2008

/s/ Rich Morris Rich Morris	Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 21, 2008

/s/ Dan Soland Dan Soland	Director	October 21, 2008

/s/ J. Peter Wolf J. Peter Wolf	Director	October 21, 2008